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                                                                    EXHIBIT 99.5

                           EXCHANGE AGENCY AGREEMENT

     This Agreement is entered into effective as of           , 2003 by and
among Wilmington Trust Company, a corporation organized under the laws of the State of Delaware, as Exchange Agent (the "Exchange Agent") and El Paso Natural Gas Company, a corporation organized under the laws of the State of Delaware (the "Company").

                                   BACKGROUND

     The Company proposes to offer to exchange (the "Offer") all of the Company's outstanding 7 5/8% Series A Notes due 2010 that were issued and sold in transactions exempt from registration under the Securities Act of 1933, as amended (the "Securities Act") (the "Outstanding Notes") for new 7 5/8% Series B Notes due 2010 of the Company which will be registered under the Securities Act (the "Exchange Notes", as defined in the Prospectus (as defined below)). The terms and conditions of the Offer as currently contemplated are set forth in a
prospectus, dated on or about           , 2003 (the "Prospectus") proposed to be
distributed to all record holders of the Outstanding Notes and the Exchange
Notes.

     NOW, THEREFORE, in consideration of the covenants hereinafter set forth, the parties mutually agree as follows:

     1. (a) Subject to the provisions hereof, the Company hereby appoints Wilmington Trust Company, and Wilmington Trust Company hereby accepts such appointment, as Exchange Agent for the purposes of receiving, accepting for delivery and otherwise acting upon tenders of the Outstanding Notes (whether by certificate or in book-entry form), in accordance with the form of Letter of Transmittal (the "L/T") attached hereto as Exhibit A and the terms and conditions of the Offer set forth in the Prospectus.

     (b) The Offer is expected to be commenced by the Company on or about
          , 2003 and concludes on the Expiration Date (as defined below) (the "Tender Period"). The L/T accompanying the Prospectus (or in the case of book-entry securities, the Automated Tender Offer Program ("ATOP") of The Depository Trust Company ("DTC")) is to be used by the holders of the Outstanding Notes to accept the Offer and, together with the Prospectus, contains instructions with respect to the delivery of certificates for Outstanding Notes tendered in connection therewith.

     (c) The Exchange Offer shall expire at 5:00 p.m., New York time, on
          , 2003 or on such subsequent date or time to which the Company may extend the Offer (the "Expiration Date"). Subject to the terms and conditions set forth in the Prospectus, the Company expressly reserves the right to extend the Offer from time to time and may extend the Offer by giving oral (promptly confirmed in writing) or written notice to you before 9:00 a.m., New York City time, on the business day following the previously scheduled Expiration Date.

     (d) The Company expressly reserves the right to amend or terminate the Offer, and not to accept for exchange any Outstanding Notes not theretofore accepted for exchange, upon the occurrence of any of the conditions of the Offer specified in the Prospectus under the caption "The Exchange Offer -- Conditions of the Exchange Offer". The Company will give oral (promptly confirmed in writing) or written notice of any amendment, termination or non-acceptance to the Exchange Agent as promptly as possible.

     2. The Exchange Agent has received the following documents in connection with its appointment:

          (a) Prospectus

          (b) L/T

          (c) Notice of Guaranteed Delivery

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          (d) Letter to Institutions

          (e) Letter to Clients.

     3. The Company shall deliver, or shall cause the Trustee to deliver, to the Exchange Agent as promptly as practicable a list of all holders of Outstanding Notes eligible to participate in the Offer, which list shall include the amount owned of record by each such holder. The Company shall use commercially reasonable efforts promptly to notify, or to cause the Trustee promptly to notify, the Exchange Agent of any changes in the registered or beneficial ownership of the Outstanding Notes during the Offer.

     4. The Exchange Agent is authorized and hereby agrees to act as follows (subject to the provisions of Section 5):

          (a) to perform such duties and only such duties as are specifically set forth in the section of the Prospectus captioned "The Exchange Offer" or as specifically set forth herein;

          (b) to establish an account with respect to the Outstanding Notes at DTC for purposes of the Offer within two business days after the earlier of
     (i) receiving the list of Outstanding Note holders described in Section 3 above and (ii) the date of the Prospectus, and to receive all Outstanding Notes tendered pursuant to the Offer, mark each L/T received with the day, month and approximate time of receipt, and maintain a log of such receipt (it being understood that any financial institution that is a participant in DTC may make book-entry delivery of the Outstanding Notes by causing DTC to transfer such Outstanding Notes into the Exchange Agent's account in accordance with DTC's procedure for such transfer);

          (c) to examine each L/T and Outstanding Note (or confirmation of book-entry transfer or blocking instructions, as applicable), if any, received to determine that all requirements set forth in the Prospectus necessary to constitute a valid tender of Outstanding Notes have been met. Subject to receipt of a completed L/T in respect of all tenders of Outstanding Notes, the Exchange Agent shall be entitled to rely on the electronic messages sent by DTC regarding ATOP delivery of the Outstanding Notes to the Exchange Agent's account at DTC;

          (d) to take such actions as directed by the Company as are necessary and appropriate to correct any irregularity or deficiency associated with any tender of Outstanding Notes not in proper order, provided that the Exchange Agent shall use reasonable efforts to advise the presenter of such tender of any such irregularity or deficiency. The Exchange Agent is not authorized to waive any irregularity or deficiency except as provided in
     Section 4(h) below;

          (e) to hold all valid tenders of Outstanding Notes subject to further instructions from any officer of the Company listed on the attached
     Schedule I (each an "Authorized Officer");

          (f) to deliver, at the direction of the Company, to the Company or its designee, all Outstanding Notes received pursuant to the Offer, together with any related assignment forms and other documents;

          (g) to determine that all endorsements, guarantees, signatures, authorities, stock transfer taxes (if any) and such other requirements are fulfilled in connection with any request for issuance of the consideration in a name other than that of the registered owner of the Outstanding Notes and, if any such requirements are not fulfilled, to notify the Company and to take such actions as directed by an Authorized Officer with respect thereto;

          (h) to follow instructions of any Authorized Officer, with respect to the waiver of any irregularities or deficiencies associated with any tender of Outstanding Notes, provided to the Exchange Agent in writing from the Company identifying any irregularities or deficiencies waived, it being understood that the Exchange Agent shall have no responsibility and incur no liability for any determination with respect to the waiver of any such irregularities or deficiencies;

          (i) to follow and act upon any reasonable written or oral (promptly confirmed in writing) amendments, modifications or supplements to the Company's instructions, any of which may be given
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     to the Exchange Agent by any Authorized Officer or such other person or persons as they shall designate in writing;

          (j) unless corrected within five (5) business days following notice to the presenter of the Outstanding Note tender as provided in Section 4(d) above, to return to such presenter, upon the instructions of an Authorized Officer, any Outstanding Notes, and any other documents received with such Outstanding Notes, that were not received in proper order and as to which the irregularities or deficiencies were not cured or waived in accordance with Section 4(h) above;

          (k) to accept tenders: (i) in cases where the Outstanding Notes are registered in two or more names only if signed by all named holders; (ii) in cases where the signing person (as indicated on the L/T) is acting in a fiduciary or representative capacity only when proper evidence of his authority, as requested by the Exchange Agent, so to act is submitted; and
     (iii) from persons other than the registered holder of Outstanding Notes, provided that customary transfer requirements, including payment of any applicable transfer taxes, are fulfilled. The Exchange Agent shall accept partial tenders of Outstanding Notes where so indicated and permitted in the L/T and deliver certificates for Outstanding Notes to the registrar for split-up and return any untendered Outstanding Securities to the holder (or such other person as may be designated in the L/T) as promptly as practicable after expiration or termination of the Offer.

          (l) during the Tender Period, to render daily (or more frequently if reasonably requested as to major tally figures) written reports to each of the parties named below by email and by posting to a secure Internet site, for which each recipient would be given a user ID and password, as to, based upon the Exchange Agent's preliminary review (and at all times subject to final determination by the Company), as of the close of business or the most recent practicable time prior to such request, as the case may be: (i) the principal amount of Outstanding Notes duly tendered on such day; (ii) the principal amount of Outstanding Notes tendered represented by Outstanding Notes physically held by the Exchange Agent on such day; (iii) the principal amount of Outstanding Notes represented by Notices of Guaranteed Delivery on such day; (iv) the principal amount of Outstanding Notes withdrawn on such day; and (v) the cumulative totals of Outstanding Notes in categories (i) through (iv) above through the close of business on such day:

             (1) Kelly Jameson (Kelly.Jameson@ElPaso.com), and

             (2) J. Eric Johnson (EJohnson@lockeliddell.com).

In addition, the Exchange Agent will inform, and cooperate in making available to, the Company or any Authorized Officer upon oral request made from time to time prior to the Expiration Date of such other information as they may reasonably request. Such cooperation shall include, without limitation, the Exchange Agent granting to the Company access to those persons on the Exchange Agent's staff who are responsible for receiving tenders, in order to ensure that immediately prior to the Expiration Date the Company shall have received information in sufficient detail to enable it to decide whether to extend the Offer.

          (m) to exchange on behalf of the Company, upon notification of the Company (such notice, if given orally, to be promptly confirmed in handwriting) of its acceptance, promptly after the Expiration Date, of all Outstanding Notes properly tendered, such Outstanding Notes for Exchange Notes and cause such Outstanding Notes to be cancelled. Delivery of Exchange Notes will be made on behalf of the Company by the Exchange Agent at the rate of $1,000 principal amount of Exchange Notes for each $1,000 principal amount of the corresponding series of Outstanding Securities tendered promptly after notice (such notice, if given orally, to be promptly confirmed in writing) of acceptance of said Outstanding Securities by the Company; provided, however, that in all cases, Outstanding Notes tendered pursuant to the Offer will be exchanged only after timely receipt by the Exchange Agent of certificates for such Outstanding Notes (or confirmation of book-entry transfer or blocking instructions, as applicable), a properly completed and duly executed L/T (or manually signed facsimile thereof) with any required signature guarantees and any other required documents. The

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     Exchange Agent shall issue Exchange Notes only in denominations of $1,000 or any integral multiple thereof;

          (n) to file the appropriate reports (including on Form 1099, with the Internal Revenue Service ("IRS")) and to comply in all respects with regulations with regard to due diligence in obtaining a certified Tax Identification Number ("TIN"). For purposes of this Agreement, an L/T tendered without a certification of Taxpayer Identification Number (Form W-9 or its equivalent) may be deemed an incomplete L/T. The Exchange Agent will deduct 30%, or such amount required by IRS regulations, on payments
     (a) to certain holders who have not supplied the required certification and
     (b) to holders in respect of whom the Exchange Agent has been instructed by the IRS to deduct. Any such funds so deducted will be delivered to the IRS by any applicable deadline. The Exchange Agent may consult with, and rely on, its counsel or the Company (including the Company's counsel), before making the required deduction, if the Exchange Agent deems it necessary, for any clarification or interpretation;

          (o) to advise the Company with respect to any Outstanding Notes received subsequent to the Tender Period and to accept the Company's instructions with respect to the disposition of such Outstanding Notes; and

          (p) to take such action as may from time to time be requested by the Company (and such other action as the Exchange Agent may deem appropriate) to furnish copies of the Prospectus, L/T, the Notice of Guaranteed Delivery or such other forms as may be approved from time to time by the Company, to all persons requesting such documents and to accept and comply with telephone requests for information relating to the Offer, provided that such information shall relate only to the procedures for accepting (or withdrawing from) the Offer. The Company will furnish the Exchange Agent with copies of such documents on the Exchange Agent's request. All other requests for information relating to the Offer shall be directed to the Company, Attention: Kelly Jameson, Esq., El Paso Natural Gas Company, 1001 Louisiana Street, Houston, Texas 77002.

     5. The Exchange Agent shall:

          (a) have no duties or obligations other than those specifically set forth herein or as may be subsequently agreed to in writing between the Exchange Agent and the Company;

          (b) not be liable for any improper (or lack of) delivery of Exchange Notes or any other consideration made by it in accordance with the information or instructions provided by the Trustee or the Company pursuant to this Agreement to the extent relied upon in good faith by the Exchange Agent, or for any failure to make any delivery of Exchange Notes or other consideration unless such Exchange Notes or other consideration has previously been delivered to the Exchange Agent in an amount sufficient to distribute to all persons entitled, in accordance with the instructions of the Company, to receive the same;

          (c) not be required to and shall make no representations and have no responsibilities as to the validity, accuracy, value or genuineness of (i) the Offer, (ii) any Outstanding Notes, (iii) any L/Ts, (iv) the Prospectus or (v) any other document prepared by or for the Company in connection with any of the foregoing, (vi) any signatures or endorsements, other than its own, or (vii) any representations or other information provided by a holder in a L/T, Notice of Guaranteed Delivery or other document delivered in connection with the Offer except to the extent it knows that such representation or information is not accurate;

          (d) not be obligated to take any legal action hereunder that might, in its judgment, involve any expense or liability, unless it has been furnished with reasonable indemnity or security by the Company;

          (e) with respect to any matter relating to its actions as Exchange Agent specifically covered by this Agreement, be able to rely on and shall be protected in acting on the written or oral (whether or

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     not confirmed in writing) instructions of any Authorized Officer or other person authorized to give instructions under Section 4(h) or Section 4(i) above;

          (f) be able to rely on and shall be protected in acting upon any certificate, instrument, opinion, notice, letter or any other document or security delivered to it by the Company or any of its representatives and believed by it reasonably and in good faith to be genuine and to have been signed by the proper party or parties;

          (g) not be responsible for or liable in any respect on account of the identity, authority or rights of any person executing or delivering or purporting to execute or deliver any document or property under this Agreement, and shall have no responsibility with respect to the use or application of any property delivered by it pursuant to the provisions hereof;

          (h) be able to consult with counsel satisfactory to it (including counsel for the Company) and the advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with the advice or opinion of such counsel;

          (i) not be called on at any time to advise, and shall not advise, any person delivering an L/T pursuant to the Offer or otherwise as to the value of any consideration to be received;

          (j) not be liable for anything which it may do or refrain from doing in connection with this Agreement except for its own gross negligence, willful misconduct or bad faith;

          (k) not be bound by any notice or demand, or any waiver or modification of this Agreement or any of the terms hereof, unless evidenced by a writing delivered to the Exchange Agent signed by the proper authority or authorities and, if the Exchange Agent's duties or rights are affected, unless the Exchange Agent shall give its prior written consent thereto;

          (l) have no duty to enforce any obligation of any person to make delivery, or to direct or cause any delivery to be made, or to enforce any obligation of any person to perform any other act;

          (m) except as otherwise set forth in Section 5(j), not be liable for any action taken, suffered or omitted by it in good faith and reasonably believed by it to be authorized or within the discretion or rights or powers conferred upon it by this Agreement;

          (n) have no liability whatsoever in connection with Outstanding Notes tendered or delivered to it which may have stops placed against them or in connection with any payments made against stopped Outstanding Notes unless it is furnished with a stop list from the Trustee;

          (o) act solely as agent of the Company, and shall not (by virtue of this Agreement or the performance of its duties hereunder) be held to any obligations or relationship of agency or trust for or with the Company or any owners or presenters of Outstanding Notes; and

          (p) have no obligation with respect to the final determination of valid tenders of Outstanding Notes, or with respect to the final determination to accept or not to accept any such tenders or deliveries, which determinations shall be made by the Company, and the Company shall provide written notice thereof to the Exchange Agent.

     6. Tenders pursuant to the Offer are irrevocable, except that, subject to the terms and upon the conditions set forth in the Prospectus and the L/T, Outstanding Notes tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date.

     7. The Company shall not be required to exchange any Outstanding Notes tendered delivered if any of the conditions set forth in the Prospectus are not met. Notice of any decision by the Company not to exchange any Outstanding Notes tendered shall be given by the Company to the Exchange Agent.

     8. If the Company does not accept for exchange all or part of the Outstanding Notes tendered, and the Company so notifies the Exchange Agent in writing, the Exchange Agent shall as soon as practicable return those Outstanding Notes (or effect appropriate book-entry transfer, as applicable), together with
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any related required documents and the L/T relating thereto that are in its possession, to the persons who deposited them.

     9. All certificates for unpurchased Outstanding Notes, reissued Outstanding Notes or Exchange Notes shall be forwarded by (a) first-class mail under a blanket surety bond protecting the Company from loss or liability arising out of the non-receipt or non-delivery of such Outstanding Notes, (b) by registered mail insured separately for the replacement value of each of such Outstanding Notes or (c) appropriate book-entry transfer.

     10. L/Ts and the Notices of Guaranteed Delivery submitted in lieu thereof pursuant to the Prospectus shall be preserved by the Exchange Agent for a period of time at least equal to the period of time the Exchange Agent preserves other records pertaining to the transfer of securities. The Exchange Agent shall dispose of unused L/Ts and other surplus materials by returning them to the Company.

     11. The Exchange Agent hereby acknowledges receipt of the documents listed in Section 2 above and further acknowledges that it has examined each of them. Any inconsistency between this Agreement, on the one hand, and such documents (as they may be amended from time to time), on the other hand, shall be resolved in favor of such documents, except with respect to the duties, liabilities and indemnification of the Exchange Agent in which case any inconsistency shall be resolved in favor of this Agreement.

     12. The Exchange Agent shall deliver or cause to be delivered in a timely manner to each governmental authority to which any transfer taxes are payable in respect of the exchange of Outstanding Notes the Exchange Agent's check in the amount of all transfer taxes so payable, and the Company shall reimburse the Exchange Agent for the amount of any and all transfer taxes payable in respect of the Outstanding Notes to the Company; provided, however, that the Exchange Agent shall reimburse the Company for amounts refunded to the Exchange Agent in respect of the Exchange Agent's payment of any such transfer taxes, at such time as such refund is received by the Exchange Agent.

     13. The Exchange Agent is not authorized to pay or offer to pay any concessions, commissions or solicitation fees to any broker, dealer, bank or other persons or to engage or utilize any person to solicit tenders.

     14. For services rendered as exchange agent hereunder, the Exchange Agent shall be entitled to compensation as set forth in Exhibit B attached hereto.

     15. (a) The Company covenants and agrees to reimburse the Exchange Agent and its employees, directors, officers and agents (together, the "Indemnified Persons") for, indemnify them against, and hold them harmless from any and all costs and expenses (including reasonable fees and reasonable expenses of counsel and other professionals) that may be paid or incurred or suffered by an Indemnified Person or to which an Indemnified Person may become subject without gross negligence, willful misconduct or bad faith on its part by reason of or as a result of its compliance with the terms and instructions set forth herein or with any additional or supplemental written or oral instructions delivered to it pursuant hereto, or which may arise out of or in connection with the administration and performance of its duties under this Agreement.

     (b) The Company shall be entitled under this indemnity with respect to any claim against the Indemnified Person to be notified by the Indemnified Person of the written assertion of a claim against the Indemnified Person or of any other action commenced against the Indemnified Person, promptly after such Indemnified Person shall have received any such written assertion or shall have been served with a summons in connection therewith; provided, however, that failure to give such notice (or to confirm in writing any such oral notice) shall not release, waive or otherwise affect the Company's indemnification obligations hereunder except to the extent that the Company can demonstrate actual loss or material prejudice as a result of such failure.

     (c) The Company shall be entitled to participate at its own expense in the defense of any such claim or other action and, if the Company so elects, the Company shall assume the defense of any suit brought to enforce any such claim. In the event that the Company shall assume the defense of any such suit, the

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Company shall not be liable for the fees and expenses of the Indemnified
Person's counsel incurred after such assumption or the fees and expenses of any additional counsel thereafter retained by the Indemnified Person for so long as the counsel retained by the Company shall be satisfactory to such Indemnified Person.

     (d) The Company need not pay for any settlement made by the Indemnified Person without the Company's consent, such consent not be unreasonably withheld.

     16. This Agreement shall be construed and enforced in accordance with the laws of the State of New York and shall inure to the benefit of, and the obligations created hereby shall be binding upon, the successors and assigns of the parties hereto. No party hereto may assign this Agreement without the prior written consent of the other parties. Unless otherwise expressly provided herein, all instructions, notices, determinations, requests, demands and other communications hereunder shall be in writing (and, where any such instruction, notice, determination, request, demand or other communication may be oral, it shall promptly be confirmed in writing), shall be delivered by hand, by confirmed facsimile, by reliable overnight courier or by First Class Mail, postage prepaid, shall be deemed given when received and shall be addressed to the Exchange Agent and the Company at the respective addresses listed below or to such other addresses as they shall designate from time to time in writing, forwarded in like manner.

     If to the Exchange Agent, to:

        Wilmington Trust Company
        Rodney Square North
        1100 North Market Street
        Wilmington, DE 19890
        Attention: Steven Cimalore
        Facsimile: (302) 636-4140
        Telephone: (302) 636-6058

     If to the Company, to:

        El Paso Natural Gas Company
        El Paso Building
        1001 Louisiana Street
        Houston, TX 77002
        Attention: Kelly Jameson, Esq.
        Telephone: (713) 420-2017
        Facsimile: (713) 420-4099

     With a copy to:

        Locke Liddell & Sapp LLP
        600 Travis Street, Suite 3400
        Houston, TX 77002
        Attention: J. Eric Johnson
        Telephone: (713) 226-1249
        Facsimile: (713) 223-3717

     17. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and when taken together shall constitute one and the same agreement.

     18. In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

     19. This Agreement shall not be deemed or construed to be modified, amended, supplemented, rescinded, canceled or waived, in whole or in part, except by a written instrument signed by the parties hereto.

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     20. Unless terminated earlier by the parties hereto, this Agreement shall terminate 90 days following the Expiration Date. Notwithstanding the foregoing, Sections 14, 15, 16, 17, 18, 19 and 20 shall survive the termination of this Agreement. Upon termination of this Agreement, the Exchange Agent shall promptly deliver to the Company any Outstanding Notes, Exchange Notes, funds or property then held by the Exchange Agent under this Agreement.

     21. This Agreement shall be binding and effective as of the date hereof.

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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on their behalf by their officers thereunto duly authorized, all as of the day and year first above written.

                                          EXCHANGE AGENT

                                          WILMINGTON TRUST COMPANY

                                          By:
                                          Name:

                                          TITLE:

                                          EL PASO NATURAL GAS COMPANY

                                          BY:

                                          NAME:

                                          TITLE:

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                                   SCHEDULE I

     THE FOLLOWING IS A LIST OF THE AUTHORIZED OFFICERS FOR THE PURPOSE OF THE EXCHANGE AGENCY AGREEMENT WITH WILMINGTON TRUST COMPANY.

                                          Steven Cimalore
                                          Aubrey Rosa

                                   EXHIBIT A

                             LETTER OF TRANSMITTAL

                                   EXHIBIT B

                             EXCHANGE AGENT'S FEES